EXHIBIT 5.2

ERISA QUALIFICATION UNDERTAKING

Pursuant to Paragraph (b) of Item 8 of Form S-8, the Company hereby undertakes that it will submit or has submitted the Impac Companies 401(k) Savings Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify such plan.